Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS $9.7 MILLION IN OPERATING INCOME FOR THE FIRST THREE MONTHS OF 2022

LITTLE ELM, TEXAS, May 17, 2022 — Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $9.7 million for the first three months of 2022, compared to an operating income for the same period last year of $23.4 million. Net sales were $44.7 million for the first quarter of 2022 as compared to $50.1 million for the first quarter of 2021, reflecting lower revenues from the U.S. government and higher international revenues related to COVID-19 vaccination efforts. The U.S. government remained a significant customer for the first quarter of 2022, constituting $15.7 million in net sales as compared to $37.8 million in the first quarter of 2021. While Retractable continues to work with its contacts at both the U.S. Department of Health and Human Services and an international organization which was a significant customer, additional orders are uncertain.

Cost of manufactured product increased during the first quarter of 2022 due to, among other factors, increases in transportation costs. Retractable notes that transportation costs have materially increased and that differences from prior periods will be magnified by the fact that a substantial portion of prior period sales were related to orders from the U.S. government which were associated with reimbursed freight costs.

Retractable continues its expansion efforts aimed at increasing its manufacturing capacity, which has been primarily directed and funded by the U.S. government under the 2020 Technology Investment Agreement (“TIA”). Such expansion efforts and recent increase in production volumes have driven an increase in staffing and related costs.

Retractable has identified initiatives which may materially increase future demand for its products, including COVID-19 booster shot recommendations and flu shot campaigns, but cautions that some domestic customers may have product still in stock from the initial rounds of COVID-19 vaccinations.

Retractable reports the following results of operations for the three months ended March 31, 2022 and 2021, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on May 16, 2022 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended March 31, 2022 and March 31, 2021

Domestic sales, including sales to the U.S. government, accounted for 58.0% and 97.3% of the revenues for the three months ended March 31, 2022 and 2021, respectively. Domestic revenues decreased 46.8% principally due to lower sales to the U.S. government. Domestic unit sales decreased 48.9%. Domestic unit sales were 45.1% of total unit sales for the three months ended March 31, 2022. Domestic unit sales excluding the U.S. government decreased approximately 16.4%. International revenues increased approximately 1,313.2% predominately due to purchases from a non-governmental humanitarian organization for international vaccination campaigns. Overall unit sales increased 8.5%. While international unit sales and revenues increased dramatically, there is uncertainty as to the timing of future international orders. In addition, the revenues on a per-unit basis in the international market are significantly lower than in the U.S. market. As a result, material increases in international orders and unit sales have the potential to lower our overall revenues on a per-unit basis, as well as our profit margins.

Cost of manufactured product increased 38.9% principally due to increases in transportation costs, a higher-cost product mix, and an increase in units sold. Royalty expense decreased 12.1% due to decreased gross sales.

Operating expenses increased 27.7% from the prior year. This is substantially due to increased headcount and other employee-related expenses, as well as consulting expenses. Each of these is attributable to the larger volume of orders and the expansion activities required by the TIA. Included in the increased employee expenses were $1.1 million of share-based compensation expense and $686 thousand from general salary increases and larger headcount. Sales and marketing expenses increased due to increased access to travel for our sales staff.

Income from operations was $9.7 million compared to income from operations of $23.4 million for the same period last year. The decrease was due to an overall decrease in revenues and higher costs as well as fewer orders associated with freight reimbursement.

Unrealized gain on equity securities increased by 201.7% due to the increased market values of those securities. However, a realized loss on the sale of investments led to a 61.6% decrease in interest and other income. Interest expense for the first quarter of 2022 decreased by approximately 27.6% from the same period in the prior year due to less imputed interest associated with the stock exchanges occurring in 2020.

The provision for income taxes decreased to $5.8 million for the first quarter of 2022 from $6.6 million in the first quarter of 2021.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to scale up production volumes in response to an increase in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer